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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

        (Dollars in millions, except ratio of earnings to fixed charges)


                                                                                Year Ended December 31,
                                                       ------------------------------------------------------------------------
                                                           2002           2001           2000           1999           1998
                                                       ------------   ------------   ------------   ------------   ------------

Income before provision for income taxes,
  minority interests in consolidated
  subsidiaries, equity in net (income)
  loss of affiliates and cumulative effect
  of a change in accounting principle                  $      480.5   $       97.4   $      484.2   $      443.0   $      214.8
Fixed charges                                                 249.3          293.6          349.3          253.8          130.7
Distributed income of affiliates                                5.9            4.2            2.0            1.8            2.3
                                                       ------------   ------------   ------------   ------------   ------------
    Earnings                                           $      735.7   $      395.2   $      835.5   $      698.6   $      347.8
                                                       ============   ============   ============   ============   ============

Interest expense                                       $      210.5   $      254.7   $      316.2   $      235.1   $      110.5
Portion of lease expense representative of interest            38.8           38.9           33.1           18.7           20.2
                                                       ------------   ------------   ------------   ------------   ------------
     Fixed charges                                     $      249.3   $      293.6   $      349.3   $      253.8   $      130.7
                                                       ============   ============   ============   ============   ============

     Ratio of Earnings to Fixed Charges                         3.0            1.3            2.4            2.8            2.7

     Fixed Charges in Excess of Earnings                         --             --             --             --             --
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